Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 20, 2007, on the financial statements of Emy’s Salsa Aji Distribution Company, Inc. for the year ended December 31, 2006, for the period from June 28, 2005 (inception) to December 31, 2005, and for the period from June 28, 2005 (inception) to December 31, 2006, included herein on the registration statement of Emy’s Salsa Aji Distribution Company, Inc. on Form SB-2 (amendment no.1), and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
January 22, 2008